Exhibit 10.5

English Translation

Exclusive Option Agreement

This Exclusive Option Agreement (the “Agreement”) is entered into by and between the following parties on December 21, 2018 in Shanghai, the People’s Republic of China (the “PRC”):

Party A (Obligee): Shanghai MOHUA Information Technology Co., Ltd., a wholly-foreign-owned enterprise legally established and validly existing under the laws of the PRC, with its registered address at Room 108, 26 Jiafeng Road, China (Shanghai) Pilot Free Trade Zone, and its legal representative being Dongliang Chang;

Party B (Obligor):

Dongliang Chang

Identification No.:

Zhengyu Wu

Identification No.:

Party C: Shanghai MOLBASE Technology Co., Ltd., a limited liability company legally established and validly existing under the laws of the PRC, with its registered address at Tower A, Room 501, Building 12, 1001 North Qinzhou Road, Xuhui District, Shanghai, and its legal representative being Dongliang Chang.

Party A, Party B and Party C are individually referred to as a “Party” and collectively referred to as “Parties”.

WHEREAS

1

Party C is a domestic company registered in the PRC with a registered capital of RMB10,000,000. Party B, being Party C’s all shareholders, hold 100% of Party C’s equity interests, among which 80% of Party C’s equity interests representing RMB8,000,000 in the registered capital are held by Dongliang Chang, and 20% of the equity interests of Party C representing RMB2,000,000 in the registered capital are held by Zhengyu Wu;

2	On December 21, 2018, Party A and Party C signed an Exclusive Technical Support and Service Agreement;

3	On December 21, 2018, the Parties signed an Equity Pledge Agreement (“Equity Pledge Agreement”) and other documents.

4

Party B intends to grant Party A or one or more qualified third parties as designated by Party A an exclusive option to purchase at any time all or part of the equity interest in Party C held by Party B or any of Party B, to the extent permitted by the PRC laws.

THEREFORE, the Parties have reached the following agreements after amicable consultation and negotiation:

Chapter 1 Grant of Option

1

Party B hereby irrevocably grant Party A an exclusive right to purchase, or designate one or more qualified persons (each, a “Designee”) to purchase from Party B or any of Party B the equity interests in Party C then held by Party B once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by the PRC laws and at the price set forth in Article 3 herein (such right being the “Exclusive Call Option”).

2	Except for Party A and the Designee(s), no other person shall be entitled to the Exclusive Call Option or other rights with respect to the equity interests of Party B.

3	Party C hereby agrees that Party B grant such Exclusive Call Option to Party A.

Chapter 2 Exercise of the Exclusive Call Option

4	The exercise of the Exclusive Call Option by Party A shall be subject to the provisions of the laws and regulations of the PRC.

5	When Party A exercises the Exclusive Call Option, a written notice (“Exercise Notice”) shall be issued to Party B specifying the following matters:

5.1	Party A’s decision to exercise the Exclusive Call Option

5.2	the portion of equity interests to be purchased by Party A from Party B (the “Optioned Interests”);

5.3	the date for purchasing the Optioned Interests (the date of transfer); and

5.4	the Designee (if applicable).

6	Party B shall, on the date of purchase (date of transfer), transfer the Optioned Interests to Party A or the Designee in accordance with the terms and conditions as set forth under this Agreement.

Chapter 3 Exercise Price of the Exclusive Call Option

7	The exercise price/purchase price of the Optioned Interests shall be RMB1 (¥1) (“Benchmark Exercise Price”).

8

Where applicable PRC laws require an appraisal of the equity interests at the time Party A exercises its option, the Parties shall further discuss in good faith and make necessary adjustment to the exercise price based on the appraisal (“Appraisal Exercise Price”) to comply with the PRC laws then applicable.

9

Party A or the Designee shall pay the amount of Benchmark Exercise Price or Appraisal Exercise Price (as the case may be) to Party B within five (5) working days after the registration of option exercise (equity transfer) with the administration for the industry and commerce. If the actual Appraisal Exercise Price is higher than the Benchmark Exercise Price, the Parties agree that Party B shall pay such part in excess of the Benchmark Exercise Price to Party A as compensation.

Chapter 4 Representations and Warranties

10	Party A makes the following representations and warranties to Party B and Party C as of the date of this Agreement and/or during the term of this Agreement:

10.1	Party A is an enterprise legally established and validly existing under the laws of the PRC. It legally owns and operates its assets and has full power to conduct its business;

10.2

Party A has taken all necessary corporate actions and obtained necessary authorizations as well as consents and approvals from government authorities and third parties (if required) for the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by Party A will not violate the provisions of the laws and regulations, nor will they violate any provisions under any instrument by which it is bound.

10.3	This Agreement constitutes legal, valid and binding obligation of Party A once becomes effective.

11	Party B and Party C severally and jointly make the following representations and warranties to Party A as of the date of this Agreement and/or during the term of this Agreement:

11.1	Each of Party B has full civil conduct capacity. Party C is an enterprise legally established and validly existing under the laws of the PRC.;

11.2	Party B is the legal and beneficial owner of the Equity Interests.

11.3

Party B and Party C have taken all necessary actions and obtained necessary authorizations as well as consents and approvals from applicable government authorities and third parties (if required) for the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by Party B and Party C will not violate any explicit provisions of the laws and regulations, nor will they violate any provisions under any instrument by which they are bound;

11.4

As of the date of this Agreement, there is no pending or threatened litigation, arbitration or administrative proceeding against Party B, Party C or their assets that is relating to this Agreement or may have a material impact on this Agreement;

11.5

Party B has a good and merchantable title to its equity interests in Party C. Except for the equity pledge placed in accordance with the Equity Pledge Agreement, Party B has not placed any charge, pledge, indebtedness, or other encumbrance for any third-party rights on such equity interests.

11.6	Party C has a good and merchantable title to all of its assets. Party C has not placed any security interest on the aforesaid assets;

11.7

Party C does not have any outstanding debts except those incurred in the ordinary course of business and those that have been disclosed to Party A for which Party A’s written consent has been obtained;

11.8	This Agreement constitutes legal, valid and binding obligation of Party B and Party C once becomes effective;

11.9

Except for the Exclusive Call Option granted to Party A, without the prior written consent of Party A, Party B shall not grant other call options or any similar rights or any preferential rights to any third party.

Chapter 5 Liabilities and Obligations

12	Party A shall strictly perform its obligations under this Agreement and any relevant agreements to which it is a party.

13	Except as otherwise provided in this Agreement, Party B and Party C shall:

13.1

without the prior written consent of Party A, not in any manner supplement, change or amend the articles of association of Party C, increase or decrease its registered capital, or change its structure of registered capital in any way;

13.2	maintain Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

13.3

without the prior written consent of Party A, not at any time following the date hereof, sell, transfer, mortgage, or dispose of in any manner any assets, business or revenue of Party C, or allow the creation of any security interests, pledge or other encumbrance thereon;

13.4

without the prior written consent of Party A, Party C shall not incur, inherit, guarantee or allow the existence of any indebtedness, except for debts incurred in the ordinary course of business other than through loans, and debts disclosed to Party A for which Party A’s written consent has been obtained;

13.5

always operate all of Party C’s business during the ordinary course of business to maintain the asset value of Party C and refrain from any conduct that may affect Party C’s operating status and asset value;

13.6

without the prior written consent of Party A, Party C shall not execute any major contracts (“Major Contract”) means any agreement with a value, individually or in aggregate, exceeds RMB one hundred and fifty thousand (RMB 150,000)), except the contracts in the ordinary course of business;

13.7	without the prior written consent of Party A, Party C shall not provide any person with any loan or securities;

13.8

if requested by Party A, Party C shall procure insurance in respect of its assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

13.9	without the prior written consent of Party A, Party C shall not merge, consolidate with, acquire or invest in any person;

13.10	immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business or revenue;

13.11

to maintain the ownership of Party C of all its assets, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate claims or raise necessary and appropriate defenses against all claims;

13.12

without the prior written consent of Party A, not in any manner distribute dividends to the shareholders; if Party C in any manner distributes dividends to its shareholder without Party A’s consent, each shareholder shall pay Party A all the dividends received by it;

13.13	at the request of Party A, nominate and elect any person designated by Party A as the director of Party C;

13.14	for each exercise of the Exclusive Call Option by Party A:

(1)	Party C shall promptly convene a shareholders meeting, at which a resolution shall be adopted approving Party B’ transfer of the Optioned Interests to Party A and/or the Designee(s);

(2)	Each of Party B shall issue a written statement to waive its right of first refusal;

(3)

Execute and ensure other relevant parties to execute in good faith all necessary documents at Party A’s request, perform and ensure other relevant parties to act as required by Party A, and facilitate the exercise of Party A’s rights and/or authorizations granted hereunder;

(4)

Obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Optioned Interests to Party A and/or the Designee(s), without any restrictions of rights or encumbrance attached, and cause Party A and/or the Designee to become the registered owner(s) of the Optioned Interests.

13.15

Party B undertakes and warrants to Party A that Party B will assume all expenses arising from the equity transfer and handle all necessary procedures to cause Party A and/or the Designee(s) to become Party C’s shareholder(s). Such necessary procedures include but not limited to, assisting Party A to obtain necessary government permits relating to transfer of equity or assets (if required) and submitting all necessary documents to relevant company registration and administration authorities;

13.16	ensure each Party shall assume tax from such Party’s performance of this Agreement;

13.17

fully indemnify Party A and hold Party harmless against any loss, damage, liability and/or cost arising from any action, claim or other requests made against Party A due to or arising out of the Party A’s exercise of the Exclusive Call Option pursuant to this Agreement, except that such loss, damage, liability or cost is caused by Party A’s gross negligence or willful misconduct.

13.18	strictly perform its obligations under this Agreement and any relevant agreement to which it is a party.

Chapter 6 Confidentiality

14

This Agreement and its terms, any technology, craft, method, specification, design, software, database, trade secret, and other proprietary information, and other confidential business information and technical information disclosed by one Party to the other Parties in accordance with this Agreement or other provisions shall be deemed as confidential information.

15

The Parties shall take all necessary security measures and preventive methods to protect the confidentiality of the confidential information. Such security measures and preventive methods shall be consistent with the measures and preventions taken to protect its own sensitive information. In any event such measures and preventions shall be no less than the standard that a reasonable business entity would take to protect its highly confidential information and trade secrets.

16

The Party acquiring the confidential information shall not disclose any of such confidential information to any third party without obtaining the prior written consent from the owner of the confidential information.

17

The Party acquiring the confidential information: (1) may disclose confidential information to designated employees on a need-to-know basis in order to perform this Agreement, but shall take all reasonable preventive measures (including the execution of a non-disclosure agreement with the designated employee or the insertion of a non-disclosure clause into the employment contract executed by the designated employee) to prevent such employee to use the confidential information for personal interest or disclose such confidential information to third parties without permission; (2) may disclose confidential information to professionals including counsels and accountants as are necessary to provide professional assistance, but shall ensure such agencies are bound by confidentiality obligations similar to this clause. Disclosure of any confidential information by any staff member or agency engaged by any Party shall be deemed as disclosure of such information by such Party, which Party shall be held liable for breach of this Agreement.

18

The following situations shall not be deemed as violation of confidentiality obligations: (1) confidential information that has been known to that Party before the disclosure; (2) confidential information legally acquired from third parties without breach of confidentiality; (3) confidential information publicly known without default of such Party; (4) information developed independently by such Party without directly or indirectly using confidential information; or (5) confidential information required to be disclosed by applicable laws, legal proceedings or judicial order, any applicable rules or regulations of stock exchanges, or government orders or decrees.

19	This Chapter shall remain in full force following modification, rescission or termination of this Agreement.

Chapter 7 Event of Default

20	Each of the following circumstances of either Party is deemed as a default:

20.1	fails to perform, fails to complete the performance, or fails to perform its liabilities and obligations in accordance with the terms and conditions under the Master Agreements or this Agreement;

20.2	any of the representations and warranties made constitute material misrepresentation in any aspect;

20.3	other circumstances of breach of this Agreement.

21	Any defaulting Party shall cure its default within thirty (30) days.

22

In the event that the other Parties and their directors, senior management, senior employees, employees and others incur any costs, liabilities, or suffer any loss due to one Party’s default, the defaulting Party shall indemnify and hold them harmless from such fees, liabilities and losses suffered by such Parties.

23	The rights and remedies provided under this Chapter shall be accumulative and shall not affect any other rights or remedies stipulated by other provisions in this Agreement or by the laws.

24

Any waiver of the breach of the defaulting Party must be provided in writing. Non-exercise or delay in exercising any rights or remedies under this Agreement shall not deemed as such Party’s waiver; partial exercise of rights or remedies of one Party shall not impede its exercise of any other rights or remedies.

25	This Chapter shall remain in full force following modification, rescission or termination of this Agreement.

Chapter 8 Force Majeure

26

“Force majeure” refers to events that are unpredictable, unavoidable and cannot be overcame, including but not limited to earthquake, typhoon, flood, fire, war, riot, strikes, governmental acts and etc.

27	A Party’s failure to perform its obligations under this Agreement due to direct effect of Force Majeure is not in default if:

27.1	such Party’s failure to perform its obligations under this Agreement is directly caused by the Force Majeure;

27.2

such Party has exhausted its commercially reasonable efforts to perform its obligation hereunder, and has taken necessary measures to mitigate the losses suffered by the other Parties resulting from the Force Majeure;

27.3

such Party has notified the other Parties immediately in writing after the Force Majeure and has provided the relevant written materials and supportive documentation within fifteen (15) days following the Force Majeure, including a statement of explanations for the deferred performance or partial performance of this Agreement.

28	In the event of Force Majeure, each Party shall use its best efforts to cure or take other actions to continue the performance of this Agreement.

Chapter 9 Governing Law and Disputes Resolution

29	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

30

In the event of any dispute with respect to this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within thirty (30) days after either Party’s written request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules. The arbitration shall be seated in Shanghai and the language for arbitration shall be in Chinese.

31

The arbitration award shall be final and binding on all Parties. The Parties agree to be bound by and act in accordance with the arbitration award. Unless otherwise awarded by the arbitration court, the losing party should bear all the arbitration fees and expenses.

32

During the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

33	This Chapter shall remain in full force following modification, rescission or termination of this Agreement.

Chapter 10 Miscellaneous

34

This Agreement shall become effective upon execution by the Parties and terminate when all equity interests in Party C have been acquired by Party A or the Designee(s) pursuant to this Agreement. This Agreement is irrevocable during the term unless otherwise instructed by Party A in writing.

35	This Agreement shall be binding upon each Parties’ successors and permitted assignees.

36

Party B or Party C shall not amend this Agreement unilaterally. Any amendment and supplement to this Agreement may be made in written agreement. The amendment and supplementary entered into by the Parties relating to this Agreement shall be an integral part of this Agreement and shall have the equal effect with this Agreement.

37	In the event this Agreement and its appendices, amendments and supplements conflict with the laws of the PRC, the mandatory laws shall prevail.

38

In the event one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

39	This Agreement is written in Chinese. The original may be made into one or multiple counterparts, each counterpart shall have equal legal effect.

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Signature Page to Exclusive Option Agreement

Party A: Shanghai MOHUA Information Technology Co., Ltd.

(Company Seal)

By:	/s/ Dongliang Chang
Name:	Dongliang Chang
Title:	Legal Representative

Party B:

Dongliang Chang

By:	/s/ Dongliang Chang

Zhengyu Wu

By:	/s/ Zhengyu Wu

Party C: Shanghai MOLBASE Technology Co., Ltd.

(Company Seal)

By:	/s/ Dongliang Chang
Name:	Dongliang Chang
Title:	Legal Representative